Exhibit 99.1

RenaissanceRe Announces $130.0 Million Initial Estimated Net Negative Impact From Storm Sandy

PEMBROKE, Bermuda, December 20, 2012 — RenaissanceRe Holdings Ltd. (NYSE: RNR) (“RenaissanceRe” or the “Company”) today announced its initial estimated net negative impact from Storm Sandy, which occurred in late October 2012 and resulted in widespread damage to personal and commercial property in the Northeast and Mid-Atlantic states. The Company currently expects that losses from Storm Sandy will have a net negative impact of approximately $130.0 million on its fourth quarter 2012 results of operations.

The net negative impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions, redeemable noncontrolling interest — DaVinciRe, and other income in respect of ceded reinsurance contracts accounted for at fair value. The Company’s estimates are based on a review of its potential exposures, preliminary discussions with certain counterparties and catastrophe modeling techniques. Given the magnitude and recent occurrence of Storm Sandy, relatively limited claims data received to date, the contingent nature of business interruption and other exposures, the unusual complexity of the coverage and legal issues relating to Storm Sandy, and the other uncertainties inherent in loss estimation, meaningful additional uncertainty remains regarding total covered losses for the insurance industry from Storm Sandy and accordingly, the Company’s estimate is subject to change as new or revised data is received from the Company’s counterparties, and other factors. Accordingly, the Company’s actual net negative impact from Storm Sandy will vary from this preliminary estimate, perhaps materially so. Changes in this estimate will be recorded in the period in which it occurs.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q.

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Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations or

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800